EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

ONLINE GAMING SYSTEMS, LTD.

Online Gaming Systems, LTD. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

First: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for approval by written consent of the stockholders of the Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation be amended by changing the Articles thereof numbered AFirst@ so that, as amended, said Article shall be and read as follows:

AThe name of the corporation is Advanced Resources Group, LTD.@

Second: That thereafter, pursuant to resolution of its Board of Directors, the Corporation received written consent of a majority of its stockholders under the General Corporation Law of the State of Delaware, which written consent was executed by holders of the necessary number of shares as required by statute in favor of the amendment.

Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Online Gaming Systems, LTD. has caused this certificate to be signed by William Stehl, its President and Secretary, this 15th day of December, 2006.

BY: /S/ WILLIAM STEHL

WILLIAM STEHL, President and Secretary